Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Inotek Pharmaceuticals Corporation filed pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated March 31, 2015, relating to our audit of the financial statements, incorporated by reference in the Prospectus, which is a part of the Registration Statement (Form S-1, No. 333-206027) declared effective on August 12, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey, LLP

Boston, Massachusetts

August 12, 2015